U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 6, 2020

SUNSHINE BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6500 Trans-Canada Highway
4th Floor
Pointe-Claire, Quebec, Canada H9R 0A5
 (Address of principal executive offices)

514) 426-6161
(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

Effective October 6, 2020, we entered into a Research Agreement (the “Agreement”) with the University of Georgia Research Foundation, Inc. (“UGARF”), a non-profit corporation duly organized and existing under the laws of the State of Georgia, the performance of which UGARF will subcontract to the University of Georgia (“UGA”). The purpose of the Agreement is to memorialize the terms of our working together with UGA to conduct the necessary research and development to advance our Anti-Coronavirus lead compound, SBFM-PL4 (or derivatives thereof) through various stages of preclinical development, animal studies and clinical trials for Coronavirus infections. The Agreement grants us an exclusive worldwide license for all of the intellectual property developed by UGA, whether alone or jointly with us.

All of the work in respect of the project to be performed within the framework of the Agreement will be financed by us. As we recently reported (Form 8-K filed on September 15, 2020), we have executed a Financing Agreement with RB Capital Partners, Inc., La Jolla, CA, pursuant to which RB Capital Partners, Inc. has agreed to provide us with a minimum of $2 million in funding for Anti-Coronavirus drug development over the next three to six months. On September 14, 2020, we received the initial $250,000 of this financing.

We have the right to terminate the Agreement at any time with a ninety (90) day written notice. In the event such termination however, our exclusive worldwide license will also be terminated.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the Agreement is attached as Exhibit 99.1 and is hereby incorporated.

Item 9.01 Financial Statements and Exhibits

(b) Exhibits. The following exhibits are included in this report:

No.
Description

99.1
Press Release dated October 19, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BIOPHARMA, INC. (Registrant)

Date: October 19, 2020	By:	/s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty
Chief Executive Officer